Exhibit 23.01

Independent Registered Public Accounting Firm’s Consent

Genie Energy Ltd.

Newark, New Jersey

We consent to the incorporation by reference in the Registration Statements of Genie Energy Ltd. on Form S-3 (File No. 333-222856) and Forms S-8 (File No. 333-225703, File No. 333-202800 and File No. 333-177565) of our report dated March 18, 2019, with respect to our audit of the consolidated financial statements of Genie Energy Ltd. as of December 31, 2018, and for the year then ended and our report dated March 18, 2019 which included an adverse opinion with respect to our audit of the effectiveness of internal control over financial reporting of Genie Energy Ltd. as of December 31, 2018, appearing in the Annual Report on Form 10-K of Genie Energy LTD. for the year ended December 31, 2018.

/s/ Marcum, LLP

New York, NY
March 18, 2019

1